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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A


                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) - March 2, 2001


                                Data Race, Inc.
            (Exact name of registrant as specified in its charter)

                                     TEXAS
                (State or other jurisdiction of incorporation)

            0-20706                                   74-2272363
   (Commission File Number)              (I.R.S. Employer Identification No.)



                           6509 Windcrest, Suite 120
                              Plano, Texas 75024
                                (972) 265-4000
 (Address of Principal Executive Offices and Telephone Number, Including Area
                                     Code)
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Item 5.   Other Events.

     Completion of a Private Placement.

     On March 2, 2001, Data Race, Inc. (the "Company") completed a private placement of 3,047,620 shares of its common stock (the "Common Shares"), and warrants to purchase 304,762 shares of common stock (the "Warrants") to Protius Overseas Limited, Keyway Investments Ltd., and Lionhart Investments Ltd. (the "Investors"), for an aggregate price of $2,000,000. The Warrants are exercisable at a price of $0.9875 per share through March 2, 2006. The Company intends to use the proceeds from the private placement primarily for general corporate purposes.

     The Company has agreed to file a registration statement under the Securities Act of 1933, covering the resale of the Common Shares and the shares of common stock issuable upon exercise of the Warrants. The Company will incur certain penalties if the registration statement is not filed by April 2, 2001, or declared effective by May 31, 2001. These penalties may be paid in cash or, at the Investors' option, in common stock. In addition, if the Company issues additional shares of common stock prior to the effective date of the registration statement, then antidilution provisions contained in the securities purchase agreement may require the Company to issue additional shares of common stock to the Investors so as to prevent dilution of the Investors' investment in the Company.

     In connection with the private placement, (i) the Company granted to the Investors a right of first refusal to purchase additional securities issued by the Company (subject to certain exceptions) prior to August 29, 2001 and (ii) agreed to reduce to $0.9875/1/ the exercise price of warrants to purchase an aggregate of 1,043,251 shares of the Company's Common Stock issued in connection with the Company's June 1999 and December 1999 private placements and to extend the term of these warrants for two years to December 10, 2003.

     THE SUMMARY OF THE PRIVATE PLACEMENT SET FORTH ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SECURITIES PURCHASE AGREEMENT, THE WARRANT AGREEMENTS, AND THE REGISTRATION RIGHTS AGREEMENT EXECUTED BY THE COMPANY IN CONNECTION WITH THE PRIVATE PLACEMENT. SUCH DOCUMENTS ARE FILED AS EXHIBITS TO THIS FORM 8-K.

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/1/ This Form 8-K/A corrects the disclosure in the Current Report on Form 8-K filed March 7, 2001 which mistakenly reported the exercise price of these warrants to be $.09875.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DATA RACE, Inc.


Date:  March 8, 2001          By: /s/ James G. Scogin
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                                  James G. Scogin,
                                  Senior Vice President-Finance, Chief Financial Officer, Treasurer and Secretary